Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated August 8, 2024, with respect to the Historical Summary of Revenues and Direct Cost of Revenues of The Three Property Portfolio included in the Form 8-K of CTO Realty Growth, Inc. filed with the Securities and Exchange Commission on August 8, 2024, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Orlando, Florida
October 16, 2024